EXHIBIT 99.1

Weyland Tech Shareholder Update

Hong Kong., December 2, 2015 Weyland Tech Inc.. (OTC:WEYL) ("Weyland Tech" or the "Company"), a mobile applications provider, updates shareholders  on recent events.

Key accomplishments and recent developments are as follows:

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On September 1, 2015, the Company completed corporate actions including a 1:1000 reverse share split, a name change and a reduction in shares authorized from 10 billion down to 250 million. The reverse share split was meant to create a smaller share base and higher price as one of management’s stated goals is to eventually uplist to the NASDAQ Capital Market and a higher price level is required, among other criteria.

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On September 1st, the Company completed the acquisition of Technopreneurs Resources Center Private Limited, based in Singapore ("TRC") and added an additional business line to its products and services offering via TRC's 'CreateApp' platform.

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On September 1, 2015 Matthew Burlage, aged 52, was appointed as a new member of our board of directors. Matt has spent the last three decades involved in financing and advising Asia’s leading corporations, government enterprises and financial institutions and has been involved in some of the most groundbreaking transactions in Asia, particularly in the telecoms, media and technology (TMT) sectors. In 2000, Matt co-founded IRG, a boutique financial advisory and investment firm focused on the core growth sectors in Asia. Before co-founding IRG, Matt was a Managing Director and Head of Industry Groups at Lehman Brothers in Hong Kong where he created the first and largest dedicated TMT industry group at an investment bank in Asia in the early 1990s.

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On October 27, 2015, Jason Chang, aged 44, was appointed as a new member of our board of directors. Jason began his career in Silicon Valley and has been in the technology, product management, sales and marketing sector for over 20 years.  He has co-founded, incubated and personally invested into start-ups and led the transformation from hyper growth to exit. Jason is now the Regional Head for National Sales in Groupon Asia, a NASDAQ listed company.

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October 30, 2015, Ross O'Brien, aged 44, was appointed as a new member of our board of directors. Ross is an analyst, writer, presenter, and consultant focused on the economies and business environments of the Asia-Pacific, with over 25 years of experience in the region. His analysis surrounds Asia’s Innovation Economy — the intersection of information technology and the region’s broader society and economy. For nine years he was Director of the Economist Corporate Network, a membership-based business advisory program for senior executives of multinationals in Asia.

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On November 24, 2015, the Company released it's quarterly results for the 3rd quarter ending September 30, 2015. Highlights include: Service Revenue was $648,159 and $383,821 for the three months ended September 30, 2015 and 2014, respectively.  Cost of Service was $264,740 and $398,240 for the three months ended September 30, 2015 and 2014, respectively. General and administrative expenses were $57,016 and $175,435 for the three months ended September 30, 2015 and 2014, respectively.  The Company had a net profit of $319,085 and net loss of $190,687 for the three months ended September 30, 2015 and 2014, respectively.  Net Profit per share was 0.08 and. (0.02) for the three months ended September 30, 2015 and 2014, respectively

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On November 26, 2015 the company signed a Joint Venture Agreement ("JV") with Ranosys Technologies Pvt. Ltd. ("Ranosys") to form a joint venture partnership for the roll-out of the Company's CreateApp platform in the greater India market. The JV calls for a fifty-fifty (50/50) partnership between Weyland Tech. Incorporated and Ranosys to roll out the CreateApp platform in India, beginning with the city of Jaipur and expanding into Mumbai and Delhi over the next twelve months. Jaipur has a population base of over six million people and Small-Medium-sized Enterprises ("SME's") numbering close to 500,000.

The Company intends to expand into India and Indonesia, where the underlying Small-Medium-sized Business ("SMB") base is considerably larger and smartphone penetration is some of the highest in the world. The two countries are the 2nd and 4th most populous in the world, respectively.

A recent report by IAMAI and KPMG projected that India will reach 236 million mobile internet users by 2016.

According to eMarketer, in an October 2015 report, Indonesia has over 52 million smartphone users and the smartphone user base in the country is growing at a CAGR of almost 35%, increasing from 38 million in 2014 to an estimated 69 million in 2016.

The number of SMB's in greater Jakarta, (in Indonesia) and Jaipur, Delhi and Mumbai (in  India) is estimated between 5-5.5 million in aggregate, which represents a large potential  customer base for Weyland Tech's CreateApp platform.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the continued growth of the mobile applications segment and the ability of the Company to continue its expansion into that segment; the ability of the Company to attract customers and partners and generate revenues; the ability of the Company to successfully execute its business plan; the business strategy, plans, and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume any duty to update these forward-looking statements.

Contact:

info@weyland-tech.com